CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement of Nuveen Investment Trust II on Form N- 1 A (the “Registration Statement”) of our reports dated May 5, 2017, relating to the financial statements of International Fund, LLC, included in the Registration Statement, which comprise the statements of assets and liabilities, including the schedule of investments, as of December 31, 2016, and the related statements of operations, changes in net assets, and cash flows for the year then ended, the statement of changes in net assets for the year ended December 31, 2015 and the schedule of investments as of December 31, 2015 and the related notes to the financial statements.

We also consent to the inclusion in the Registration Statement of our report dated April 11, 2016, relating to the financial statements of Arbor International Fund, LLC, included in the Registration Statement, which comprise the statements of assets and liabilities, including the schedules of investments, as of December 31, 2015 and 2014, and the related statements of operations, changes in net assets, and cash flows for the years then ended, and the related notes to the financial statements.

/s/ Wipfli LLP

Wipfli LLP

Minneapolis, Minnesota

May 11, 2017